Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 19, 2014 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation (“Bank”), OVERLAND STORAGE, INC., a California corporation (“US Borrower”), and TANDBERG DATA GMBH, a limited liability company organized under the laws of Germany (“German Borrower,” and together with US Borrower, each a “Borrower” and collectively, the “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. US Borrower and Bank are party to that certain Loan and Security Agreement dated as of August 9, 2011 (the “Original Agreement”). Borrowers have requested that Bank lend to Borrowers pursuant to the terms of this Agreement. This Agreement amends and restates in its entirety, but is not a novation of, the Original Agreement.

The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. US Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon, as well as lump sum damages, as and when due in accordance with this Agreement. German Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all German Utilization and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves against the Borrowing Base, when applicable, Bank shall make (i) revolving credit advances in Dollars to US Borrower (“US Advances”) not exceeding the Availability Amount and (ii) revolving credit advances in Dollars to German Borrower (“German Advances”) not exceeding the lesser of (1) the Availability Amount or (2) the German Sublimit. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. No German Advances shall be drawn until satisfaction of the post-closing conditions described in Section 3.3.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Bank Services. Each Borrower may use, and Bank will provide, subject to (a) satisfaction of the conditions precedent (i) herein and (ii) in the applicable Bank Services Agreement and (b) the execution of such further documentation in connection therewith as Bank may reasonably request, Bank Services in an aggregate amount not to exceed Seven Hundred and Fifty Thousand Dollars ($750,000.00). Any amounts due and owing to Bank in respect of Bank Services will accrue interest at an interest rate not to exceed the interest rate applicable to Advances.

2.2 Overadvances. If, at any time, (a) the outstanding principal amount of any Advances exceeds the lesser of either (i) the Revolving Line or (ii) the Borrowing Base or (b) the German Utilization exceeds the lesser of (i) the Revolving Line, (ii) the Borrowing Base or (iii) the German Sublimit (in each case described in clauses (a) and (b), such excess being an “Overadvance”), then Borrowers shall immediately pay to Bank in cash such Overadvance; provided that German Borrower’s obligations pursuant to this Section 2.2 shall only be for any Advances related to the German Utilization. Without limiting Borrowers’ obligation to repay Bank any amount of the Overadvance, Borrowers agree to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate; provided that German Borrower’s obligations to pay any interest on the outstanding amount of any Overadvance pursuant to this Section 2.2 shall only be for any Advances related to the German Utilization.

2.3 Payment of Interest on the Credit Extensions.

(a) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus the applicable Prime Rate Margin for each Borrower, which interest shall be payable monthly in accordance with Section 2.3(e) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Debit of Accounts. Bank may debit any of either Borrower’s deposit accounts, including the applicable Designated Deposit Account, for principal and interest payments or any other amounts such Borrower owes Bank when due. These debits shall not constitute a set-off.

(e) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. In addition, Bank shall be entitled to charge the applicable Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances whether or not any Advances are outstanding, on all Payments received by Bank. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit the applicable Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge the applicable Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

(f) Lump Sum Damages. If German Borrower fails to pay interest payable by it under any Loan Document on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment at a rate which is two percent (2.00%). In the case of lump sum damages, German Borrower shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and Bank shall be entitled to prove that further damages have arisen.

2.4 Fees. Borrowers shall be jointly and severally obligated, provided that German Borrower shall only be obligated to the extent such payment does not infringe Section 30 of the German Act on Limited Liability Companies (GmbHG), to pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Twenty-Two Thousand and Five Hundred Dollars ($22,500.00) on August 8, 2014;

(b) Amendment Fee. A fully earned, non refundable amendment fee of Five Thousand Dollars ($5,000.00), on the Effective Date;

(c) Overadvance Fee. A fully earned, non refundable fee of Twelve Thousand Dollars ($12,000.00), on the Effective Date, in connection with the Overadances under the Original Agreement;

(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank in its reasonable good faith business judgment. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. No Borrower shall be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.4(d) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due; and

(f) Collateral Handling Fee. A fee of One Thousand Dollars ($1,000.00) (the “Collateral Handling Fee”), payable on the last Business Day of each month in which a Net Cash Event has occurred or is continuing.

2.5 Payments; Application of Payments.

(a) All payments to be made by any Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) All payments with respect to the Obligations may be applied in such order and manner as Bank shall determine in its sole discretion; provided that Bank shall apply the funds of German Borrower to German Obligations, exclusively. No Borrower shall have any right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by such Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to this Agreement, the German bank accounts pledge agreement by and between German Borrower and Bank (the “German Bank Accounts Pledge Agreement”) and the German receivables assignment agreement by and between German Borrower and Bank (the “German Receivables Assignment Agreement”);

(b) each Borrower’s Operating Documents and good standing certificates of US Borrower certified by the appropriate officers of State of the State of California as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) duly executed signatures to the completed Borrowing Resolutions for each Borrower;

(d) duly executed signatures to the Guaranty, together with the duly executed signatures to the completed Borrowing Resolutions for Tandberg Parent;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens;

(f) a Perfection Certificate for each of German Borrower and Tandberg Parent, together with the duly executed signature thereto;

(g) an opinion of counsel for German Borrower with respect to this Agreement, the German Bank Accounts Pledge Agreement and the German Receivables Assignment Agreement addressed to Bank, in form and substance reasonably acceptable to Bank;

(h) evidence satisfactory to Bank that the insurance policies required by Section 6.6 hereof are in full force and effect, together with, in the case of US Borrower only, appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank (or endorsements reflecting the same) in favor of Bank;

(i) all documentation and other information required by Governmental Authorities under applicable “know your customer” anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”); and

(j) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) to the extent required to be delivered pursuant to Section 3.5, timely receipt of an executed Transaction Report;

(b) the representations and warranties in Section 5 shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. The receipt of each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Post-Closing Conditions. Unless otherwise provided in writing, Bank shall have received, each in form and substance satisfactory to Bank:

(a) within sixty (60) days after the Effective Date, a duly executed notarized copy of the German share pledge agreement by Tandberg Parent in favor of Bank (the “German Share Pledge Agreement”);

(b) within sixty (60) days after the Effective Date, an opinion of counsel for German Borrower with respect to the German Share Pledge Agreement addressed to Bank, in form and substance reasonably acceptable to Bank; and

(c) within ten (10) Business Days after the Effective Date, duly executed original signatures to the Loan Documents dated as of the Effective Date, including, without limitation, the documents described in Sections 3.1(a), 3.1(c), and 3.1(d).

3.4 Covenant to Deliver. Except as otherwise provided in Section 3.3, each Borrower agrees to deliver to Bank each item required to be delivered to Bank in accordance with Sections 3.1 and 3.2 as a condition precedent to any Credit Extension. Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than under Section 2.1.2), the applicable Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification such Borrower must promptly deliver to Bank, by electronic mail or facsimile, one of the following executed by a Responsible Officer or his or her designee: (a) if a Net Cash Event has occurred and is continuing, a completed Transaction Report, and (b) if a Net Cash Event does not exist, an Advance Request Form in the form of Exhibit D attached hereto. Bank shall credit Advances to the applicable Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Borrower hereby (a) in the case of US Borrower, to secure the prompt payment and performance in full of all of the Obligations of the Borrowers, grants Bank a continuing security interest in, and pledges to Bank, the US Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof and (b) in the case of German Borrower, to secure the prompt payment and performance in full of all of the German Obligations, grants Bank a continuing security interest in, and pledges to Bank, the German Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, provided that to the extent the granting of security over the German Collateral is governed by German law, the German Borrower only grants security pursuant to the German Bank Accounts Pledge Agreement and the German Receivables Assignment Agreement. The Collateral shall include all proceeds of all Intellectual Property of such Borrower (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property. Each Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, each Borrower agrees that any amounts Borrowers owe Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of each Borrower and Bank to have (i) all such Obligations secured by the first priority perfected security interest in the US Collateral and (ii) all such German Obligations also secured by the German Collateral granted herein (in each case, subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement). If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrowers’ sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrowers; provided that upon payment in full in cash of the German Obligations and at such time as Bank’s obligation to make Credit Extensions to German Borrower has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the German Collateral and all rights therein shall revert to German Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrowers providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. Each Borrower agrees that, unless otherwise agreed in a writing signed by Bank and such Borrower, (1) the security interest granted herein by such Borrower shall survive the termination of this Agreement and shall terminate only upon the termination of all Bank Services Agreements, and (2) if, on the effective date of the termination of this Agreement, there are any outstanding Letters of Credit, then on such date such Borrower shall provide to Bank cash collateral in an amount equal to (A) 105% if the Letter of Credit is denominated in Dollars or (B) 110% of the Dollar Equivalent if the Letter of Credit is denominated in Foreign Currency, of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit; provided that upon payment in full in cash of the German Obligations and at such time as Bank’s obligation to make Credit Extensions to German Borrower has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the German Collateral and all rights therein shall revert to German Borrower.

4.2 Priority of Security Interest. US Borrower represents, warrants, and covenants that the security interest granted herein, or in any other Loan Document, is and shall at all times continue to be a first priority perfected security interest in the US Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). German Borrower represents, warrants, and covenants that the security interests granted pursuant to the German Bank Accounts Pledge Agreement and the German Receivables Assignment Agreement are and shall at all times continue to be first priority perfected security interests in the German Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If US Borrower shall acquire a commercial tort claim, US Borrower shall promptly notify Bank in a writing signed by US Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

Upon the sale or other disposition of any Collateral to any Person that is permitted by this Agreement, for which the applicable Borrower desires to obtain a security interest release, Bank shall, at such Borrower’s expense, execute and deliver such releases of its security interest in such Collateral on Bank’s standard forms.

4.3 Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements and register the particulars of the security interest created in respect of the Collateral with any regulatory authority, without notice to any Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by any Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral pledged by US Borrower as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant as follows:

5.1 Due Organization, Authorization; Power and Authority. US Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business. German Borrower is duly existing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business. In connection with this Agreement, Borrowers have delivered to Bank completed certificates signed by each Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Each Borrower represents and warrants to Bank that (a) such Borrower’s exact legal name is that indicated in the Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth in the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that such Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which such Borrower is bound. Each Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Each Borrower has no deposit accounts other than (i) the deposit accounts with Bank, (ii) the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or (iii) of which such Borrower has given Bank notice in accordance with Section 6.7(b), and of which such Borrower (a) has taken such actions as are necessary to give Bank a perfected security interest therein or (b) is not required to deliver a Control Agreement in accordance with Section 6.7(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates or as permitted pursuant to Section 7.2, the German Bank Accounts Pledge Agreement or the German Share Pledge Agreement. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificates or as permitted pursuant to Section 7.2, the German Bank Accounts Pledge Agreement or the German Share Pledge Agreement.

All Inventory is stated in Borrowers’ financial statements at the lower of costs or market, which, in all material respects indicates its marketable quality and value.

Each Borrower is the sole owner of the Intellectual Property which it owns or purports to own except (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, (c) material Intellectual Property licensed to such Borrower and noted in the Perfection Certificate, and (d) as otherwise permitted hereunder. Each Patent which it owns or purports to own and which is material to each Borrower’s business is valid and enforceable, and no part of the Intellectual Property which such Borrower owns or purports to own and which is material to such Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of such Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on such Borrower’s business.

Each assigned property provided as security is governed by either German or US law. For the avoidance of doubt, the foregoing shall not affect the validity of any assignment or transfer of property for security purposes which is not governed by either German or US law and which is otherwise effective and valid under the laws that are applicable to it.

5.3 Accounts Receivable.

(a) After the occurrence of a Net Cash Event that is continuing, for each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may (with concurrent written notice to the applicable Borrower) notify any Account Debtor owing the applicable Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries involving more than One Million Dollars ($1,000,000.00), individually or in the aggregate, other than as described in the Perfection Certificates or as disclosed to Bank in writing on or prior to the Effective Date.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrowers and any of their respective Subsidiaries delivered to Bank fairly present in all material respects Borrowers’ consolidated financial condition and Borrowers’ consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. Borrowers are able to pay their debts (including trade debts) as they mature and are, insofar as German Borrower is concerned, not overindebted (nicht überschuldet).

5.7 Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of any Borrower’s or any of its Subsidiaries’ properties or assets has been used by such Borrower or any Subsidiary or, to the best of such Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Each Borrower has timely (subject to permitted extensions) filed all required tax returns and reports, and each Borrower has timely (subject to permitted extensions) paid all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by such Borrower. Each Borrower may defer payment of any contested taxes, provided that such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Each Borrower is unaware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by such Borrower. Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and such Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Each Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrowers in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Extended Retention of Title Arrangements (Verlängerte Eigentumsvorbehalte). Borrowers are not subject to any retention of title arrangements.

5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to any Borrower’s knowledge or awareness, to the “best of” any Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on such Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by each Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Each Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) monthly, except for weekly after and during the continuance of a Net Cash Event, a Transaction Report (and any schedules related thereto);

(b) within fifteen (15) days after the end of each month, except for within five (5) days after the end of each week after and during the continuance of a Net Cash Event, (i) monthly accounts receivable agings, aged by invoice date, (ii) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (iii) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger;

(c) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering US Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e) within thirty (30) days after the end of each quarter a cash holding report, detailing all cash and Cash Equivalents by investment type and including the amount, maturity date (if applicable), and account such cash and Cash Equivalents are held;

(f) within fifty (50) days after the end of each quarter of US Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), US Borrower’s Report on Form 10-Q or the unaudited consolidated and consolidating balance sheet of US Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (the “Quarterly Financial Statements”);

(g) within fifty (50) days after the end of each quarter (or with the delivery of US Borrower’s Quarterly Financial Statements) a Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such quarter there were no held checks;

(h) within fifty (50) days after the end of each fiscal year of US Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter) for the upcoming fiscal year of US Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by US Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(i) within ninety (90) days after the end of each fiscal year of US Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), US Borrower’s Report on Form 10-K or the audited consolidated and consolidating balance sheet of US Borrower and its Subsidiaries as at the end of such fiscal year and the related unaudited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year (the “Annual Financial Statements”);

(j) within ninety (90) days after the end of each fiscal year (or with the delivery of US Borrower’s Annual Financial Statements) a Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal year, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such fiscal year there were no held checks;

(k) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by such Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Borrower posts such documents, or provides a link thereto, on such Borrower’s website(s) on the Internet at such Borrower’s website address(es);

(l) prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of any Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Bank, and (iii) such Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(m) prompt report of any legal actions pending or threatened in writing against any Borrower or any of its Subsidiaries that could result in damages or costs to such Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000.00) or more; and

(n) other financial information reasonably requested by Bank.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Each Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that any Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of such Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, each Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, each Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Each Borrower shall promptly notify Bank of all disputes or claims relating to Accounts in excess of One Hundred Thousand Dollars ($100,000.00). Each Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, there shall not be an Overadvance.

(c) Collection of Accounts. All proceeds of Accounts shall be deposited by each Borrower into a lockbox account, or such other “blocked account” as specified by Bank (which includes, insofar as the German Borrower is concerned, also accounts pledged (verpfändet) to Bank), pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment. Prior to a Net Cash Event that has occurred and is continuing, all proceeds of Accounts shall be paid to each Borrower by credit to the applicable Designated Deposit Account. After the occurrence and during the continuance of a Net Cash Event, all proceeds of Accounts shall be payments, applied pursuant to the terms of Section 2.5(b) hereof, to reduce the Obligations and any surplus shall be paid to each Borrower by credit to the applicable Designated Deposit Account. After the occurrence and during the continuance of an Event of Default, all proceeds of Accounts shall be payments, applied pursuant to the terms of Section 9.4 hereof.

(d) Verification. Bank may, from time to time upon concurrent written notice to any Borrower, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of the applicable Borrower or Bank or such other name as Bank may choose; provided that after the occurrence and during the continuance of an Event of Default, no notice to Borrowers shall be required.

(e) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c) or 7.1, deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by any Borrower not later than the following Business Day after receipt by such Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, no Borrower shall be obligated to remit to Bank the proceeds of the sale of surplus, worn out or obsolete Equipment or of non-revenue Inventory disposed of by such Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred and Fifty Thousand Dollars ($250,000.00) or less (for all such transactions in any fiscal year). Except as otherwise provided in Sections 6.3(c) and 6.7(a), Borrowers agree that they will maintain all proceeds of Collateral in an account maintained with Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions; Withholding. Timely file, and require each of its Subsidiaries to timely file (in each case subject to permitted extensions), all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay (in each case subject to permitted extensions), all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Borrowers and each of their Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

In the event any payments are received by Bank from German Borrower pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever. Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires German Borrower to make any such deduction or withholding from any such payment or other sum payable hereunder to Bank, the amount due from German Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, Bank receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and German Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority. German Borrower shall promptly furnish Bank with proof satisfactory to Bank indicating that German Borrower has made such withholding payment; provided, however, that German Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by German Borrower. The agreements and obligations of German Borrower contained in this provision shall survive the termination of this Agreement.

If any payments to be received by Bank from German Borrower pursuant to this Agreement would be subject to such deduction or withholding and Bank is entitled to an exemption from or reduction of withholding tax with respect to such payments, then Bank shall deliver to German Borrower, at the time or times reasonably requested by German Borrower, such properly completed and executed documentation reasonably requested by German Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by German Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by German Borrower as will enable German Borrower to determine whether or not Bank is subject to any other withholding or reporting requirements.

6.6 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. As of the Effective Date, Bank agrees that the insurance policies of Borrowers are in forms, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies of US Borrower shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies of US Borrower shall show, or have endorsements showing, Bank as an additional insured. All policies of US Borrower (or their respective endorsements) shall provide that the insurer shall give Bank at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default, Borrowers shall have the option of applying the proceeds of any casualty policy up to One Hundred and Fifty Thousand Dollars ($150,000.00) with respect to any loss and not exceeding Two Hundred and Fifty Thousand Dollars ($250,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrowers fail to obtain insurance as required under this Section 6.6 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may upon concurrent notice to Borrowers make all or part of such payment or obtain such insurance policies required in this Section 6.6, and take any action under the policies Bank deems prudent.

6.7 Operating Accounts.

(a) Maintain US Borrower’s and its Domestic Subsidiaries’ primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates which accounts shall represent at least 85% of the dollar value of US Borrower’s and such Domestic Subsidiaries’ accounts at all financial institutions in the United States.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that any Borrower or Domestic Subsidiary at any time maintains in the United States, such Borrower or Domestic Subsidiary shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s or such Domestic Subsidiary’s employees and identified to Bank by such Borrower as such or, so long as the aggregate balance therein does not exceed the Dollar Equivalent of Two Hundred and Fifty Thousand Dollars ($250,000.00) at any time, bank accounts of German Borrower located in a jurisdiction other than Germany.

(c) Within one hundred and eighty (180) days of the Effective Date (the “Account Relocation Date”), close all accounts into which any Receivables (as defined in the German Receivables Assignment Agreement) are deposited and, at all times after the Account Relocation Date, cause all Receivables to be deposited and held in an account held at Bank or Bank’s Affiliates. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s or such Domestic Subsidiary’s employees and identified to Bank by such Borrower as such or, so long as the aggregate balance therein does not exceed the Dollar Equivalent of Two Hundred and Fifty Thousand Dollars ($250,000.00) at any time, bank accounts of German Borrower located in a jurisdiction other than Germany.

6.8 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrowers and their respective Subsidiaries:

(a) Liquidity Coverage Ratio. A ratio of (i) unrestricted cash and Cash Equivalents with Bank or Bank’s Affiliates or in a Deposit Account or Securities Account either (1) subject to a first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected by control or (2) subject to Bank’s first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected pursuant to the German Bank Accounts Pledge Agreement or German Receivables Assignment Agreement plus net Eligible Accounts to (ii) the aggregate of (A) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus (B) the outstanding principal balance of any Advances of not less than 1.75:1.00.

6.9 Protection and Registration of Intellectual Property Rights.

(a) (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).

6.10 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrowers and their officers, employees and agents and Borrowers’ Books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrowers.

6.11 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrowers’ Books. Such inspections or audits shall be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be Eight Hundred and Fifty Dollars ($850.00) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event any Borrower and Bank schedule an audit more than ten (10) days in advance, and such Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), such Borrower shall pay Bank a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.12 Formation or Acquisition of Subsidiaries.

(a) At the time that US Borrower or any Guarantor that is a Domestic Subsidiary forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Effective Date, US Borrower shall (i) cause such new Domestic Subsidiary to provide to Bank a joinder to this Agreement, or Guaranty, as applicable, to cause such Domestic Subsidiary to become a co-borrower or Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements (to the extent such Control Agreements are required in accordance with Section 6.7(b)), all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (ii) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Domestic Subsidiary, in form and substance satisfactory to Bank, and (iii) to the extent requested by Bank, provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is customary with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

(b) At the time that US Borrower forms any direct or indirect Foreign Subsidiary or acquires any direct or indirect Foreign Subsidiary after the Effective Date, US Borrower shall provide to Bank certificates and powers and financing statements, pledging 65% of the direct or beneficial ownership interest in such new Foreign Subsidiary, in form and substance satisfactory to Bank.

6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of each Borrower or any of its Subsidiaries.

7	NEGATIVE COVENANTS

No Borrower shall do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments, and any dividends or distributions permitted in accordance with Section 7.7; (d) of non-exclusive licenses for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business, (e) involving exclusive licenses of Intellectual Property in exchange for fair value as reasonably determined by such Borrower’s board of directors or other managers; (f) of Intellectual Property not material to the business of Borrower either alone or in the aggregate in exchange for fair value as reasonably determined by such Borrower’s board of directors or other managers; (g) of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (h) permitted in accordance with Section 7.3; (i) involving leases of real or personal property in the ordinary course of business; and (j) of other property sold at fair market value not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year of Borrowers.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrowers and such Subsidiaries, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control.

No Borrower shall, without at least thirty (30) days prior written notice to Bank: (a) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in any Perfection Certificate, (b) change its jurisdiction of organization, (c) change its organizational structure or type, (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization. If any Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which such Borrower intends to deliver the Collateral, then such Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except (a) where (i) total consideration including cash and the value of any non-cash consideration for such transaction does not exceed Two Million Dollars ($2,000,000.00) in the aggregate in any fiscal year of Borrowers, (ii) no Event of Default has occurred and is continuing or would exist immediately after giving effect to any such transaction, and (iii) in the case of a merger, such Borrower or such Subsidiary, as the case may be, is the surviving legal entity; and (b) a Subsidiary may merge or consolidate into another Subsidiary or into any Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrowers’ or any Subsidiary’s Intellectual Property, except in connection with (a) Transfers permitted in accordance with Section 7.1, (b) Permitted Liens, (c) agreements that are customary restrictions on subleases, leases, licenses, or permits so long as such restrictions relate to the property subject thereto and are entered into in the ordinary course of business, (d) agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest entered into in the ordinary course of business, and (e) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.7(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) any Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) any Borrower may pay dividends solely in common stock; (iii) any Borrower may repurchase the stock of former employees, directors, officers, or consultants pursuant to stock repurchase agreements or upon death, disability, retirement, severance, or termination of such former employees, directors, officers, or consultants so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000.00) per fiscal year; and (iv) any Borrower may (but shall not be required to) pay proceeds (whether received in cash, in exchange for license rights or the Transfer of Intellectual Property, or otherwise), if any, of the litigation described in Section 7(b) of the US Borrower’s Perfection Certificate to its shareholders in the form of dividends or distributions so long as (1) no Event of Default has occurred and is continuing or would exist immediately after giving effect to any such transaction, and (2) unrestricted cash and Cash Equivalents with Bank or Bank’s Affiliates plus the Availability Amount is not less than Ten Million Dollars ($10,000,000.00) immediately after giving effect to any such payment; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers, except for (a) transactions that are in the ordinary course of any Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) reasonable and customary director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans not prohibited by the Loan Documents), (c) sales of equity securities, (d) issuance of Permitted Indebtedness, and (e) distributions and Investments permitted in accordance with Section 7.7.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject; provided, however, US Borrower shall not make or permit any scheduled payments of accrued interest in cash under the Note Purchase Documents (as defined in that certain Subordination Agreement dated as of February 12, 2013, among the Bank, the Purchasers (as defined therein) and acknowledged by US Borrower) in excess of One Million and Sixty Thousand Dollars ($1,060,000.00) in any twelve-month period, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrowers’ business, or permit any of their Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrowers, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Any Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7, 6.8, 6.11 or violates any covenant in Section 7; or

(b) Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under the control of any Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrowers’ assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) Any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which any Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00); or (b) any default by any Borrower or any Guarantor, the result of which could have a material adverse effect on any Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to any Borrower or any Guarantor;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Any Borrower or any Person acting for any Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect (except pursuant to any transaction expressly permitted by this Agreement or otherwise consented to by Bank in writing); (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor(except pursuant to any transaction expressly permitted by this Agreement or otherwise consented to by Bank in writing); and

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal described in clauses (a) and (b) above, has, or could reasonably be expected to have, a Material Adverse Change.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Bank;

(c) (i) demand that US Borrower (1) deposit cash with Bank in an amount equal to (x) 105% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the face amount for all Letters of Credit denominated in Dollars and remaining undrawn and (y) 110% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent of the face amount of all Letters of Credit denominated in a Foreign Currency and remaining undrawn, in each case, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and US Borrower shall forthwith deposit and pay such amounts, and (2) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; and (ii) demand that German Borrower (1) deposit cash with Bank in an amount equal to (x) 105% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the face amount for all Letters of Credit issued on behalf of German Borrower, denominated in Dollars and remaining undrawn and (y) 110% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent of the face amount of all Letters of Credit issued on behalf of German Borrower, denominated in a Foreign Currency and remaining undrawn, in each case, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of German Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and German Borrower shall forthwith deposit and pay such amounts, and (2) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any of German Borrower’s Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrowers grant Bank a license to enter and occupy any of their premises, without charge, to exercise any of Bank’s rights or remedies;

(g) (i) apply to the German Obligations (1) any balances and deposits any Borrower holds, or (2) any amount held by Bank owing to or for the credit or the account of any Borrower, and (ii) apply to the Obligations other than the German Obligations (1) any balances and deposits US Borrower holds, or (2) any amount held by Bank owing to or for the credit or the account of US Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrowers’ Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates. Each Borrower hereby undertakes to issue upon demand of the Bank separate letters documenting such appointment of the Bank as its lawful attorney in fact.

9.3 Protective Payments. If Borrowers fail to obtain the insurance called for by Section 6.6 or fail to pay any premium thereon or fail to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrowers’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion; provided that Bank shall not apply any funds of German Borrower to any Obligations of US Borrower. Any surplus shall be paid to Borrowers by credit to the applicable Designated Deposit Account or to other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which each Borrower is liable.

9.8 Borrower Liability. Each Borrower hereunder shall be jointly and severally obligated to repay all German Advances made hereunder, regardless of which Borrower actually receives said German Advance, as if each Borrower hereunder directly received all German Advances. US Borrower shall be obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if US Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to:

(i) proceed against any Borrower or any other Person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, in no event shall German Borrower be deemed to be a guarantor of, surety in respect of, or otherwise, directly or indirectly, liable for the payment of any Obligations of US Borrower.

9.9 Integrated Group. The successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions Bank makes to any other Borrower.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or any Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Borrower:	Overland Storage, Inc. 9112 Spectrum Center Boulevard San Diego, California 92123
	Attn:	Kurt Kalbfleisch
	Fax:	(858) 495-4267
	Email:	kkalbfleisch@overlandstorage.com

If to Bank:	Silicon Valley Bank 2400 Hanover Street Palo Alto, California 94304
	Attn:	Ryan Edwards
	Fax:	(650) 320-5765
	Email:	REdwards@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by Borrowers in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

If a judgment or order is rendered by any court, tribunal, arbitration panel, or private judge for the payment of any amounts owing to Bank under any Loan Document or for the payment of damages in respect of any breach of any Loan Document or any provision or term thereof and such judgment or order is expressed in currency (the “Judgment Currency”) other than Dollars, each Borrower agrees, notwithstanding any such judgment or order, to indemnify and hold harmless the Bank against any deficiency in Dollars in the amounts received by Bank arising or resulting from any variation between (i) the rate of exchange at which Dollars are converted into the Judgment Currency for the purpose of the judgment or order, and (ii) the Dollar Equivalent of the amount of the Judgment Currency actually received by Bank. The indemnity in this paragraph constitutes a joint and several obligation of Borrowers which is separate and independent from Borrowers’ other obligations under this Agreement; provided that notwithstanding anything to the contrary set forth herein or in any other Loan Document, in no event shall German Borrower be deemed to be a guarantor of, surety in respect of, or otherwise, directly or indirectly, liable for the payment of any Obligations of US Borrower. The indemnity in this paragraph shall apply irrespective of any waiver, forbearance, amendment, action, inaction, delay, failure to require performance, course of conduct, or other indulgence granted by Bank. Bank shall not be required to provide any proof or evidence of any actual loss.

12	GENERAL PROVISIONS

12.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s Lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations).

12.2 Successors and Assigns.

(a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

(b) Without intending in any way to limit Bank’s rights pursuant to Section 12.2(a), if the above Section 12.2(a) is not enforceable Bank shall have the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s right to receive payment of any amounts outstanding under the Revolving Line.

12.3 Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, damages, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrowers contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct; provided that notwithstanding anything to the contrary set forth herein or in any other Loan Document, in no event shall German Borrower be deemed to be a guarantor of, surety in respect of, or otherwise, directly or indirectly, liable for the payment of any Obligations of US Borrower.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties upon three (3) Business Days prior written notice to Borrowers; provided that if any Borrower objects to such proposed action within such period, Bank and Borrowers shall promptly proceed in good faith to negotiate a mutually acceptable amendment to the Loan Documents to resolve such perceived error; provided, further that if Borrowers fail to object to such proposed action within such period, Borrowers will be deemed to have consented to such proposed action.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

(a) The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

(b) If the parties to this Agreement choose to conclude this Agreement in accordance with clause (a) above, they will transmit the signed signature page(s) of this Agreement to Ashley T. Simms (ashley.simms@sidley.com) (the “Recipient”). This Agreement will be considered concluded once the Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s). The Recipient will be instructed by all parties to this Agreement to promptly confirm conclusion of this Agreement to all parties and provide copies of all the signed signature pages to the Borrowers and the Bank.

(c) For the purposes of this Section 12.8(c) only, the parties to this Agreement appoint the Recipient as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The grant of security interest by Borrowers in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrowers in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run. The provisions of Section 11 shall survive the termination of this Agreement.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) who are obligated to exercise a similar degree of care as Bank in handling confidential information; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrowers. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the word “Account” where used with regard to German Borrower shall be interpreted to mean “receivables” where the context so requires. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Account Relocation Date” is defined in Section 6.7(c).

“Advance” or “Advances” means an advance (or advances) under the Revolving Line in the form of one (or more) US Advance(s) or German Advance(s).

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to any Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, Cash Management Services, interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” and “Borrowers” are defined in the preamble hereof

“Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrowers’ most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect all Accounts.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (or in the case of German Borrower, German Borrower’s shareholder) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its duly authorized representative on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” are cash management services, which may include merchant services, direct deposit of payroll, business credit cards and check cashing services identified in Bank’s various management services agreement.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of US Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of US Borrower, representing fifty percent (50%) or more of the combined voting power of US Borrower’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of US Borrower (together with any new directors whose election by the board of directors of US Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) German Borrower ceases to be wholly-owned, either directly or indirectly, by US Borrower.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is the US Collateral and the German Collateral.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Handling Fee” is defined in Section 2.4.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by Bank for any Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is (a) with respect to US Borrower, US Borrower’s deposit account, account number 3300815014, maintained with Bank and (b) with respect to German Borrower, the account described in clause (a) or such other account designated in writing from time to time by Borrowers and Bank as German Borrower’s Designated Deposit Account.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary of US Borrower organized under the laws of the United States or any state or territory thereof or the District of Columbia; provided that no Person that is a direct or indirect Subsidiary of a Foreign Subsidiary shall be a Domestic Subsidiary.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless (i) such Accounts are owing from Account Debtors listed on Schedule A attached hereto, and (ii) such Accounts owed to US Borrower in the aggregate do not exceed Five Million Dollars ($5,000,000.00);

(f) Accounts billed and/or payable outside of the United States (sometimes called foreign invoiced accounts) unless (i) such Accounts are owing from Account Debtors listed on Schedule A attached hereto and (ii) such Accounts have arisen under either US or German law;

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p) Accounts for which the Account Debtor has not been invoiced;

(q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s) Accounts arising from chargebacks, debit memos or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(u) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(v) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (i) taxes imposed on or measured by net income (however determined), franchise taxes, and branch profits taxes, in each case, imposed as a result of such Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), (ii) U.S. federal withholding taxes imposed on amounts payable to or for the account of Bank on the date of this Agreement or, with respect to an assignee of Bank, such later date as such Person becomes an assignee, and (iii) U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of any Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between a Borrower and Bank under which such Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“German Advances” is defined in Section 2.1.1(a).

“German Bank Accounts Pledge Agreement” is defined in Section 3.1.

“German Borrower” is defined in the preamble.

“German Collateral” is any and all properties, rights and assets of German Borrower described on Exhibit A.

“German Obligations” are German Borrower’s obligations to pay when due any principal and interest arising out of German Utilization, Bank Expenses and other amounts German Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn Letters of Credit), and under Bank Services Agreements, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of German Borrower assigned to Bank, and to perform any German Borrower’s duties under the Loan Documents.

“German Receivables Assignment Agreement” is defined in Section 3.1.

“German Share Pledge Agreement” is defined in Section 3.3.

“German Sublimit” is Three Million Dollars ($3,000,000).

“German Utilization” is the sum of (i) the outstanding principal amount of any German Advances, plus (ii) the Dollar Equivalent face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) issued for German Borrower’s account.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations or any part thereof.

“Guaranty” means a guaranty made by each Guarantor in favor of Bank in the form and substance satisfactory to Bank.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrowers’ right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“IRC” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Judgment Currency” is defined in Section 11.

“Letter of Credit” is a standby letter of credit issued by Bank or another institution upon request of Borrower based upon an application, guarantee, indemnity or similar agreement; provided that the Nordea Bank Guarantee is not a “Letter of Credit” for purposes of this Agreement or any other Loan Document.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Coverage Ratio” is defined in Section 6.8(a).

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, the German Bank Accounts Pledge agreement, the German Receivables Assignment Agreement, the German Share Pledge Agreement, any Bank Services Agreements, any note, or notes or guaranties executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower, any Guarantor and, or for the benefit of, Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral (subject to Permitted Liens); (b) a material adverse change in the business, operations, or condition (financial or otherwise) of any Borrower or and Guarantor; or (c) a material impairment of the prospect of repayment of any portion of the Obligations (either with respect to any Borrower or any Guarantor).

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Cash” is (a) unrestricted cash and Cash Equivalents with Bank or Bank’s Affiliates or in a Deposit Account or Securities Account either (1) subject to a first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected by control or (2) subject to Bank’s first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected pursuant to the German Bank Accounts Pledge Agreement or German Receivables Assignment Agreement less (b) the aggregate of (i) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (excluding, however, any Letters of Credit to the extent cash collateralized) plus (ii) the outstanding principal balance of any Advances.

“Net Cash Event” means any time, on or after March 24, 2014, that Net Cash is less than or equal to Five Hundred Thousand Dollars ($500,000.00).

“Net Income” means, as calculated on a consolidated basis for Borrowers and their Subsidiaries for any period as at any date of determination, the net income, after provision for taxes, of Borrowers and their Subsidiaries for such period taken as a single accounting period, determined in accordance with GAAP.

“Nordea Bank Guarantee” means that certain guarantee to secure payment in an aggregate amount up to Six Hundred Thousand Dollars ($600,000) issued by Nordea Bank Norge ASA on behalf of Tandberg Norway for the benefit of Hewlett-Packard B.V., as amended, supplemented, extended or otherwise modified from time to time.

“Nordea Line of Credit” means that certain Overdraft Facility dated August 3, 2010 by and between Tandberg Norway and Nordea Bank Norge ASA in an aggregate principal amount not to exceed One Million Two Hundred and Fifty Thousand Dollars ($1,250,000), as amended, supplemented, extended or otherwise modified from time to time (together with the Nordea Bank Guarantee, the “Nordea Agreements”).

“Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, the German Obligations, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit) and under Bank Services Agreements, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank, and to perform Borrowers’ duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State, or other appropriate Governmental Authority, as applicable, of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its deposit accounts.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown in the Perfection Certificates;

(c) Subordinated Debt; provided, however, the Borrowers shall not incur any obligation to make any scheduled payments of accrued interest in cash under the Note Purchase Documents (as defined in that certain Subordination Agreement dated as of February 12, 2013, among the Bank, the Purchasers (as defined therein) and acknowledged by US Borrower) in excess of One Million and Sixty Thousand Dollars ($1,060,000.00) in any twelve-month period;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness of Borrowers to any Subsidiary that is a co-borrower or Guarantor of the Obligations;

(h) Permitted Investments constituting Indebtedness;

(i) Indebtedness of any Person that is acquired or merged with or into or consolidated with any Borrower or any of its Subsidiaries to the extent permitted hereunder (and not created in anticipation or contemplation thereof) and existing on the date of such acquisition, merger or consolidation, provided that such Indebtedness shall not exceed in the aggregate Two Hundred Thousand Dollars ($200,000.00) at any time outstanding;

(j) Indebtedness owing to sureties arising from bid, performance or surety bonds or letters of credit supporting such bid, performance or surety obligations issued on behalf of any Borrower as support for, among other things, contracts with customers;

(k) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed One Hundred and Fifty Thousand Dollars ($150,000.00);

(l) Indebtedness of any Borrower and any of its Domestic Subsidiaries in an aggregate principal amount not to exceed Two Hundred and Fifty Thousand Dollars ($250,000.00);

(m) Indebtedness pursuant to the Nordea Agreements; provided that neither Borrower has created nor shall create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any Collateral not to be subject to the first priority security interest granted herein, in each case, in connection with the Nordea Agreements; and

(n) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown in the Perfection Certificates and Investments in Subsidiaries pursuant to the Tandberg Acquisition;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by any Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments (i) by any Borrower in its Subsidiaries that are Borrowers or Guarantors, (ii) by any Borrower in its Subsidiaries that are not Borrowers or Guarantors so long as the aggregate amount of cash and Cash

Equivalents (excluding, in the case of Tandberg Norway, cash and Cash Equivalents pledged as collateral for the Nordea Bank Guarantee) held in any such Subsidiary that is not a Borrower or a Guarantor does not exceed Three Hundred Fifty Thousand Dollars ($350,000.00) at any time, (iii) by Subsidiaries in other Subsidiaries that are Borrowers or Guarantors, and (iv) by Subsidiaries in other Subsidiaries that are not Borrowers or Guarantors so long as the aggregate amount of cash and Cash Equivalents (excluding, in the case of Tandberg Norway, cash and Cash Equivalents pledged as collateral for the Nordea Bank Guarantee) held in any such Subsidiary that is not a Borrower or a Guarantor does not exceed Three Hundred Fifty Thousand Dollars ($350,000.00) at any time;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s board of directors or other managers;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of any Borrower in any Subsidiary;

(j) joint ventures or strategic alliances in the ordinary course of any Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by any Borrower do not exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year;

(k) Investments consisting of lease, utility and other similar deposits in the ordinary course of business;

(l) Investments resulting from mergers and acquisitions permitted under Section 7.3; and

(m) other Investments not otherwise permitted by Section 7.7 not exceeding Two Hundred and Fifty Thousand Dollars ($250,000.00) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown in the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the applicable Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the IRC and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by any Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of any Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of any Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) (i) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and (ii) exclusive licenses of Intellectual Property in exchange for fair value as reasonably determined by the applicable Borrower’s board of directors or other managers;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with any Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(k) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business;

(m) any interest or title of a lessor under any operating lease entered into by any Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(n) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q) Liens on assets of Foreign Subsidiaries securing Indebtedness otherwise permitted under Section 7.4;

(r) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(s) Liens on equity interests issued by Overland Storage (Europe) Ltd., Overland Storage SARL and Overland Storage GmbH securing the Indebtedness permitted pursuant to clause (c) of the definition of Permitted Indebtedness;

(t) Liens on the assets of Tandberg Norway securing the Nordea Line of Credit and Nordea Bank Guarantee; and

(u) Liens not otherwise permitted by Section 7.5 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds Two Hundred Thousand Dollars ($200,000) at any one time.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prime Rate Margin” is the basis points set forth below applicable to each Borrower as determined by Borrowers’ Liquidity Coverage Ratio:

Net Cash	US Borrower Loan Margin	German Borrower Loan Margin
Greater than $500,000.00	100 basis points	200 basis points
Less than or equal to $500,000.00	125 basis points	225 basis points

“Recipient” is defined in Section 12.8.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to the Borrowers (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of any Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of US Borrower.

“Restricted License” is any material license or other agreement with respect to which a Borrower is the licensee (a) that prohibits or otherwise restricts a Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Eight Million Dollars ($8,000,000.00).

“Revolving Line Maturity Date” is August 7, 2015.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is Indebtedness incurred by any Borrower subordinated to all of such Borrower’s now or hereafter Indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower or a Guarantor.

“Tandberg Acquisition” means the acquisition by US Borrower, through its wholly-owned Subsidiary Overland Technologies Luxembourg SARL, of Tandberg Parent and its Subsidiaries pursuant to that certain Acquisition Agreement dated as of November 1, 2013 by and among US Borrower, Tandberg Parent, Cyrus Capital Partners, L.P., and the individuals and entities identified on Schedule I thereto, as amended, supplemented or otherwise modified prior to the Effective Date.

“Tandberg Norway” means Tandberg Data Norge AS, a direct Subsidiary of German Borrower organized under the laws of Norway.

“Tandberg Parent” means Tandberg Data Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, a wholly-owned Foreign Subsidiary of US Borrower and parent of German Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

“US Advances” is defined in Section 2.1.1(a).

“US Borrower” is defined in the preamble.

“US Collateral” is any and all properties, rights and assets of US Borrower described on Exhibit A.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

OVERLAND STORAGE, INC.

By	/s/ Kurt L. Kalbfleisch
Name:	Kurt L. Kalbfleisch
Title:	Senior Vice President and Chief Financial Officer

TANDBERG DATA GMBH

By	/s/ Nils Hoff
Name:	Nils Hoff
Title:	Managing Director

Signature Page to Amended and Restated Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BANK:

SILICON VALLEY BANK

By	/s/ Ryan Edwards
Name:	Ryan Edwards
Title:	Vice President

Signature Page to Amended and Restated Loan and Security Agreement

SCHEDULE A

List of Eligible Foreign Accounts

With respect to US Borrower

1.	ADN Distribution GmbH ($200,000 credit limit)

2.	ArrowECS

3.	Avnet

4.	BE-IP France

5.	Bull SA Establissement D’Angers

6.	Bull SA Global Logistics

7.	CMS Peripherals LTD

8.	Datastore AG

9.	Drive Control Corporation

10.	Eld Datentechnik GmbH

11.	Fujitsu

12.	Hammer PLC

13.	HP

14.	Infodip

15.	Ingram Micro, S.L. Spain

16.	Memodis

17.	Stordata

18.	Systex Corporation

19.	Tech Data

20.	TimAG

21.	Westcon Group

22.	Zycko UK ($200,000 credit limit)

With respect to German Borrower

1.	Ingram Micro, Dornach

2.	Imation Corporation, Saint Pau

3.	Ingram Micro- US & Canada, Mis

4.	Tech Data Corporation, Clearwa

5.	Tech Data Service GmbH, Wien

6.	Tech Data FRANCE SAS, Bussy St

7.	Hewlett Packard, Meyrin/geneva

8.	ALSO Deutschland GmbH, Soest

9.	Northamber plc, Surrey KT9 1HS

10.	Tarox AG, Lünen

11.	api Computerhandels GmbH, Aach

12.	Micro P Ltd., Altham,Accringto

13.	C/O Central Accounts Payable, European Trade Center

14.	eld datentechnik GmbH, Fellbac

15.	NEC Corporation of America, Sa

16.	Pram Consulting Inc., Bradento

17.	Hewlett-Packard, Singapore

18.	Hammer PLC, Basingstoke/Hampsh

19.	Products Distribution Limited

20.	Gemm Informatica S.r.l., Calde

21.	EET Europarts AS, Oslo

22.	Computer Gross Italia S.P.A.,

23.	Synnex Canada Limited, M9W 5Z9

24.	BackupWorks.com.INC, Lake Fore

25.	Alltron AG, Mägenwil

26.	Fujitsu Technology Solutions,

27.	Bluechip Computer AG, Meuselwi

28.	M C S S.A.S, Strambino To

29.	Starline Computer GmbH, Kirchh

30.	Active Solution &, San Donat

31.	CiS Electronica Industria e, 0

32.	Synnex Corporation, Fremont, C

33.	Axel s.r.l., Scarmagno (To)

34.	CDW LLC, Vernon Hills, Il

35.	Vitera Healthcare, Tampa, FL

36.	ABC Data S.A., Warszawa

37.	Hewlett-Packard Company, 00605

38.	STORESYS Vertriebsges. für, Ha

39.	IBM Corporation, Endicott, NY

40.	Dexxon-Digital Storage Inc., L

41.	ARROW ECS Nederland, HZ Emmen

42.	Alias srl, Udine

43.	Wortmann AG, Hüllhorst

44.	Arrow Central Europe GmbH, Neu

45.	Littlebit Technology AG, Hünen

46.	Dakel Informatica, S.A., Cerda

47.	DOT.NET Ltd., Agualva-Cacem

48.	SweDeltaco AB, Tullinge

49.	div. Kunden Service, xxxx

50.	PCE Paragon Solutions Ltd., Ko

51.	Eksaip Srl, Vicenza

52.	Products Distribution Limited

53.	EET Group A/S, Birkerod

54.	Veracomp S.A., Kraków

55.	Synerway SAS, Nanterre

56.	SM Data S.A., Montcada i Reixe

57.	Products Distribution Limited

58.	Alliance Software SAS, Niort C

59.	Alstor T.Szukala, Warszawa

60.	Maxtec Peripherals Pty Ltd., B

61.	Fujitsu Technology Solutions,

62.	PCM Sales, Inc., El Segundo, C

63.	Seneca Data Distributors, Inc.

64.	div. Leih ENGLAND, xxxx

65.	Tech Data Service GmbH, Wien

66.	Lasting System S.R.L., Timisoa

67.	SWS A.S., Slusovice

68.	Action S.A., Warszawa

69.	Zelinka d.o.o., Ljubljana

70.	IBM Corporation, Carlisle

71.	Avnet Technology Solutions, Ri

72.	TV Tools Oy, Helsinki

73.	IBM Corporation, Camp Hill

74.	Dansk Computer Center A/S, Hin

75.	div. Kunden Norwegen, xxxx

76.	SIA ATEA, Riga

77.	ETM professional control GmbH

78.	IT Distribution GmbH, Büren

79.	Performance Technologies S.A.

80.	Asbisc Enterprises PLC., Lemes

81.	M.G.T. Educational SRL, Bukare

82.	div. Kd.Frankreich o.VAT, xxxx

83.	IBM PDL Singapore Branch, Sing

84.	Viglen Limited, Herfordshire A

85.	IT Option ApS, Farum

86.	MSB Mikrocomputer Software, Wi

87.	Olprint Sp. z o.o., Wroclaw

88.	Platech Brasil Suprimentos, 23

89.	Open G I Limited, Warndon, Wor

90.	Sistemi Gestionali S.r.l., Via

91.	div. Kunden USA, xxxx

92.	Converge- Societa per Azioni,

93.	Tcplus (Switzerland) GmbH, Gla

94.	Hewlett-Packard International

95.	Datastor TM, Longmont, CO 8050

96.	Soubabere informatique S.A., C

97.	Vali Computers Ltd., Veliko Ta

98.	Utilize PLC, Essex RM3 8XB

99.	Toshiba Electronics Europe, Dü

100.	Media Storage Systems AB, Häge

101.	div. Kunden, xxxx

102.	Finstor Oy, Espoo

103.	Xpert-IT bvba, Nijlen

104.	Jack Wills Ltd., London NW10 6

105.	EXTRA Computer GmbH, Giengen-S

106.	Network Innovation NI AB, Nack

107.	Promark Technology,Inc., Annap

108.	Hewlett-Packard Company, CA 90

109.	Netconnect S.A., Ilioupolis-At

110.	SDP N.V., Sint-Niklaas

EXHIBIT A

Collateral Description

The US Collateral consists of all of US Borrower’s right, title and interest in and to the following personal property, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

All Accounts, cash, chattel paper (whether tangible or electronic), contract rights or rights to payment of money, Deposit Accounts, documents, Equipment, Fixtures, franchise agreements, General Intangibles, goods, instruments (including any promissory notes), Inventory, leases, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All US Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

License and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

The German Collateral consists of all of German Borrower’s right, title and interest in and to the following personal property, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

All Accounts; any and all present and future actual and contingent payment claims of German Borrower under or with respect to any present or future insurance contract which has been entered into by German Borrower (except any third party liability insurance contract); claims for existing or future loans of German Borrower to an affiliated company within the meaning of Section 15 of the German Stock Corporation Act, including the repayment thereof and the payment of interest thereon; claims under or in connection with leasing guarantee or other guarantee agreements in favor of German Borrower or any similar arrangements, any claims and rights arising under corporate law with respect to any debtor of any Account, including claims and rights under Section 303 of the German Stock Corporation Act and/or applicable cash law and any similar claims and rights; claims resulting from letters of credit opened or to be opened in the future for the benefit of German Borrower against any debtor of any Account; claims arising from the sale, licensing or disposition of Intellectual Property owned by German Borrower; with respect to any of the foregoing, any other claims and rights under the respective contract or legal relationship, including, without limitation, (i) to the extent assignable, rights to affect the contract by unilateral decision, (ii) claims under credit or other insurance policies and (iii) damage compensation claims based on contracts or torts against the respective debtor; and any sureties, guarantees, insurance, other security interest and other agreements or arrangements of whatever character from time to time supporting or securing payment of any of the foregoing whether pursuant to the relevant contracts related to any of the foregoing or otherwise; and

All Deposit Accounts and Securities Accounts and all cash and securities deposited therein; with respect to any of the foregoing, any other claims and rights under the respective contract or legal relationship, including, without limitation, (i) to the extent assignable, rights to affect the contract by unilateral decision and (ii) claims under credit or other insurance policies; any sureties, guarantees, insurance, other security interest and other agreements or arrangements of whatever character from time to time supporting or securing payment under any of the foregoing Deposit Accounts and Securities Accounts whether pursuant to the relevant contracts related to any of the foregoing or otherwise; and any proceeds which arise from the foregoing.

Notwithstanding the foregoing, the Collateral shall not be deemed to include (a) voting capital stock of any Foreign Subsidiary held directly by US Borrower or by any other Borrower or Guarantor that is a Domestic Subsidiary, solely to the extent that such capital stock represents more than 65% of the outstanding voting capital stock of such Foreign Subsidiary (b) any Intellectual Property whether registered or not, except that the Collateral shall include all Accounts, General Intangibles, instruments, and chattel paper that consist of other rights to payment and proceeds from the sale, licensing or disposition of any part, or rights in, the Intellectual Property (the “Rights to Payment”) or (c) any equity interest issued by any of Overland Storage (Europe) Ltd., Overland Storage SARL or Overland Storage GmbH. Notwithstanding the forgoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payments, then the Collateral shall automatically, and effect as of the date of the Effective Date, include the Intellectual Property.

EXHIBIT B

Form of Compliance Certificate

TO:	SILICON VALLEY BANK	Date:

FROM:	OVERLAND STORAGE, INC.

The undersigned authorized officer of Overland Storage, Inc. (“US Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement dated as of March 19, 2014 by and among Silicon Valley Bank, a California corporation (“Bank”), US Borrower, and Tandberg Data GmbH, a corporation organized under the laws of Germany (“German Borrower,” and together with US Borrower, the “Borrowers”) (as amended from time to time, the “Agreement”), (1) each Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) each Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against any Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which such Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that any Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

[Remainder of Page Left Intentionally Blank]

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Transaction Report	Monthly (Weekly after a Net Cash Event)	Yes No

A/R and A/P Agings	Monthly within 15 days (Weekly within 5 days after a Net Cash Event)	Yes No

Monthly Financial Statements	Monthly within 30 days	Yes No

Compliance Certificate

Monthly within 30 days,

Quarterly with Form 10-Q, but not later than 50 days after each fiscal quarter end, as applicable,

Annually with Form 10-K, but not later than 90 days after each fiscal year end, as applicable,

Yes No

Quarterly cash holding report	Quarterly within 30 days after the end of each fiscal quarter	Yes No

Quarterly Financial Statements	Quarterly within 50 days after the end of each fiscal quarter	Yes No

Annual Financial Statements	FYE within 90 days	Yes No

Forms 10-Q, 10-K and 8-K	Within 5 days after filing with SEC, but in the case of the 10-K report, not later than 90 days after FYE	Yes No

Annual operating budgets and projections approved by board of directors or other managers	Within 50 days after FYE	Yes No

Field Exams	Semi-Annually or as conditions warrant	Yes No

Material change in composition of Intellectual Property, registration of new Intellectual Property, or event that materially or adversely affect value of Intellectual Property		Yes No

Pending or threatened legal action that could result in damages, individually or in the aggregate, of $100,000.00		Yes No

[Remainder of Page Left Intentionally Blank]

Net Cash		Actual

A. Total Cash

1. Unrestricted cash and Cash Equivalents with Bank or Bank’s Affiliates or in a Deposit Account or Securities Account subject to a first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected by control either (1) subject to a first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected by control or (2) subject to Bank’s first priority perfected security interest perfected pursuant to the German Bank Accounts Pledge Agreement or German Receivables Assignment Agreement

$

B. Outstandings
1.	Dollar Equivalent of Letters of Credit (including drawn but unreimbursed L/Cs, but excluding any L/Cs to the extent cash collateralized)	$
2.	Outstanding principal balance of any Advances	$
3.	Total Outstandings (sum of B.1 and B.2)	$

C. Net Cash
1.	Total Cash (A.1)	$
2.	Total Outstandings (B.3)	$
3.	Actual Net Cash (C.1 minus C.2)	$

Pricing – Net Cash Event	Complies
Net Cash Event if Net Cash less than or equal to $500,000.00 at any time on or after March 24, 2014
If the Net Cash is greater than $500,000.00:	Yes No
• US Borrower Loan Margin: Prime + 100 basis points
• German Borrower Loan Margin: Prime + 200 basis points
If the Net Cash is less than or equal to $500,000.00:	Yes No
• US Borrower Loan Margin: Prime + 125 basis points
• German Borrower Loan Margin: Prime + 225 basis points

Financial Covenant	Minimum Required	Complies

Liquidity Coverage Ratio	1.75 to 1.00	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

OVERLAND STORAGE, INC.	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

EXHIBIT C

Transaction Report

EXHIBIT D

Form of Advance Request Form

Net Cash		Actual

A. Total Cash

1. Unrestricted cash and Cash Equivalents with Bank or Bank’s Affiliates or in a Deposit Account or Securities Account subject to a first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected by control either (1) subject to a first priority perfected security interest (subject to Permitted Liens of the type described in clause (j) of the definition thereof) perfected by control or (2) subject to Bank’s first priority perfected security interest perfected pursuant to the German Bank Accounts Pledge Agreement or German Receivables Assignment Agreement

$

B. Outstandings
1.	Dollar Equivalent of Letters of Credit (including drawn but unreimbursed L/Cs, but excluding any L/Cs to the extent cash collateralized)	$
2.	Outstanding principal balance of any Advances	$
3.	Total Outstandings (sum of B.1 and B.2)	$

C. Net Cash
1.	Total Cash (A.1)	$
2.	Total Outstandings (B.3)	$
3.	Actual Net Cash (C.1 minus C.2)	$

Pricing – Net Cash Event	Complies
Net Cash Event if Net Cash less than or equal to $500,000.00 at any time on or after March 24, 2014
If the Net Cash is greater than $500,000.00:	Yes No
• US Borrower Loan Margin: Prime + 100 basis points
• German Borrower Loan Margin: Prime + 200 basis points
If the Net Cash is less than or equal to $500,000.00	Yes No
• US Borrower Loan Margin: Prime + 125 basis points
• German Borrower Loan Margin: Prime + 225 basis points

Financial Covenant	Minimum Required	Complies

Liquidity Coverage Ratio	1.75 to 1.00	Yes No

OVERLAND STORAGE, INC.	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No